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          Proxy Statement Pursuant to Section 14(a) of the Securities
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                               LADISH CO., INC.
               (Name of Registrant as Specified in its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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         ISS Recommends Shareholders Vote FOR Ladish's Board Nominees

                     Nation's Leading Voting Advisory Firm
   Determines Ladish's Board Is Working In The Best Interest of Shareholders


Cudahy, WI, May 27, 2003 - Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today announced that Institutional Shareholder Services Inc. (ISS) recommends that shareholders vote FOR Ladish's director nominees and reject Grace Brothers' attempt to take control of the Company at Ladish's Annual Meeting of Shareholders on June 6, 2003. ISS, widely recognized as the nation's leading independent proxy voting and corporate governance advisory firm, provides analyses and voting recommendations to hundreds of institutional investors, mutual funds and fiduciaries.

In its May 23, 2003 analysis, ISS noted that:

           "With respect to governance, the board is composed of a majority of independent directors. It appears that the board is working in the best interests of shareholders."

           "...based on management's strategy, it appears that the company is positioned in the right direction during a low point in the industry. For example, management's initiatives on cost reduction and international expansion have the potential to ensure profitability for the company."

           "...Grace Brothers already has proportional representation on the board with respect to their 30 percent equity stake in the company."

           "Grace Brothers has no specific plan for the company..."

Ladish also won a high overall corporate governance rating from the advisory firm: ISS determined that the company "outperformed 92.1% of the companies in the Russell 3000 and 87.9% of the companies in the Capital Goods group."

Kerry L. Woody, President and Chief Executive Officer of Ladish, said, "We are very pleased that ISS, a highly respected and truly independent advisory firm, supports Ladish's director nominees. This recommendation reaffirms our belief that Ladish's Board of Directors is the best team to lead the company through this industry downturn and capitalize on future growth opportunities. We look forward to the ability to more fully focus on our plans for growing our business and delivering on Ladish's potential for the benefit of all Ladish shareholders."

The Board of Directors urges Ladish shareholders to vote FOR Ladish's director nominees on Ladish's WHITE proxy card and to discard Grace Brothers' green proxy card.

Ladish shareholders who have questions or need assistance voting their shares can call the company's proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. Banks and brokers can call collect at (212) 750-5833.

                                    -more-

                                      -2-

The company and certain other persons may be deemed participants in the solicitation of proxies from shareholders in connection with the company's 2003 Annual Meeting of Shareholders. Information concerning such participants is available in the company's Proxy Statement filed with the Securities and Exchange Commission on April 2, 2003. Shareholders are advised to read the company's Proxy Statement and other relevant documents when they become available, because they contain or will contain important information. Shareholders may obtain, free of charge, copies of the company's Proxy Statement and any other documents filed by the company with the SEC in connection with the 2003 Annual Meeting of Shareholders at the SEC's website at (http://www.sec.gov) or by contacting the company at the number listed below.

Certain statements made in this press release and other written or oral statements made by or on behalf of the company may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Among the factors that might impact the company's performance are market conditions and demand for the company's products; competition; interest rates and capital costs; technologies; continued impact upon the commercial aerospace industry from the September 11, 2001 terrorist attacks; raw material and energy prices; unstable governments and business conditions in emerging economies; taxes; and legal, regulatory and environmental issues. These and other important risk factors regarding the company are included under the caption "Forward Looking Statements" in the company's Annual Report on Form 10-K for the year ended December 31, 2002 and may be discussed in subsequent filings with the SEC.

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

Contacts:

Ladish Co., Inc.
Wayne E. Larsen
(414) 747-2935

Joele Frank, Wilkinson Brimmer Katcher
Judy Wilkinson/Barrett Godsey
(212) 355-4449